FINDER’S AGREEMENT

This agreement (the “Agreement”) is entered into as of December 22, 2016 between Motus GI Holdings, Inc., a Delaware corporation (the “Company”) and Aegis Capital Corp., a New York corporation (“Finder”).

RECITALS

WHEREAS, Finder may have occasion to introduce the Company to one or more Targets (as defined in Section 2 below) who may be interested in engaging in one or more business combinations with the Company, which may include (i) a merger, purchase of some or all of the assets of the Company, purchase of a substantial percentage of stock of the Company (i.e., at least 20% of the issued and outstanding stock) by a Target, (ii) purchase of some or all of the assets of a Target by the Company or purchase of a substantial percentage of stock of a Target (i.e., at least 20% of the issued and outstanding stock) by the Company or (iii) a joint venture, license agreement or a related transaction (singularly and/or collectively a “Transaction” and for clarification purposes a Transaction shall exclude standard corporate finance transactions where the Company or a Target is selling equity securities to support its operations or business objectives); and

WHEREAS, the Company desires to engage the services of Finder to provide an introduction to such Targets in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Company engages Finder as a non-exclusive finder, to locate proposed Targets interested in effecting a Transaction.

2. For the purposes of this Agreement, “Targets” shall mean companies or entities (including, for these purposes, their related parties or affiliates) introduced to the Company (or any subsidiaries of the Company) by Finder, which shall consist of those persons set forth on Exhibit A hereto, as such Exhibit may be updated from time to time for any new introductions that are made following the date hereof with respect to a possible Transaction (for these purposes, the Finder must demonstrate that the new introduction has had at least one meeting or call with the Company during the Term for purposes of a possible Transaction, and the Company must demonstrate that the Company had a pre-existing relationship prior to the date of any new introductions in order to reject Finder’s potential updates to Exhibit A).

3. In the event of a consummated Transaction, the Company shall pay to Finder a cash fee as follows:

(i)	5% of the first $1,000,000 or portion thereof of the consideration paid in such transaction; plus

(ii)	4% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus

(iii)	3% of the next $5,000,000 or portion thereof of the consideration paid in such transaction; plus

(iv)	2.5% of any consideration paid in such transaction in excess of $7,000,000.

“Consideration paid in such transaction” for purposes of this Agreement shall mean the value of all consideration paid to the Company and/or its stockholders in connection with, and at the time of closing of, a Transaction, including cash, securities, assumption of debt, or other consideration exchanged or paid at closing and any deferred payments including, without limitation, promissory notes or other debt issued at closing. Consideration shall not include any earn-outs or other contingent payments, milestone payments, royalties or other post-closing commercial payments that are not known or paid out at the time of closing. If any of the Consideration is other than in cash, it shall be valued at fair market value in accordance with generally accepted valuation principles. The value of indebtedness, including indebtedness assumed, shall be the face amount. Payment of the applicable fee set forth above will be made in immediately available funds at the closing of the related Transaction or the time of payment of any deferred payments.

In the event that any fees due to Finder are not paid when due, the Company shall also be liable to Finder for interest on the amount due at the annual rate of three (3%) percent over the prime rate, accruing on a daily basis from the date of closing.

4. This Agreement shall remain in full force and effect for a period of three (3) years following the date hereof (the “Term”); provided, however, that Finder shall be entitled to receive the full fee set forth in paragraph 3 hereof in the event discussions are held with a Target during the Term of this Agreement and a Transaction is consummated with such Target within six months from the expiration of this Agreement.

5. The Company shall not be liable for any retainers, costs, expenses or other charges incurred by Finder or third parties at the request of Finder unless the Company has authorized its payment of such costs or expenses in writing.

6. (a) Finder shall act as an independent contractor under this Agreement, and this Agreement does not create any partnership, joint venture or other similar relationship between the Company and Finder and any duties arising out of its engagement shall be owed solely to Company. Finder shall have no authority to accept any order or to bind or obligate the Company in any way without the Company’s prior written consent. As an independent contractor, Finder will be solely responsible for its income and all other applicable taxes. Finder shall have no restrictions on its ability to provide services to companies other than the Company.

(b) The Company acknowledges that Finder has not, and will not, conduct any due diligence with respect to any Target and that Finder makes no representations whatsoever with respect to any Target (including without limitation its financial condition or its ability to perform any obligations to which it is or may become bound), and the Company expressly agrees that Finder shall have no liability whatsoever in connection with any Transaction that the Company may enter into with a Target.

(c) The Finder covenants that it will not utilize any written material describing the Company that has not been approved by the Company.

(d) The Company shall be under no obligation of any type or kind to pursue, negotiate and/or consummate any potential Transaction. Any and all determinations with respect to any potential Transaction shall at all times remain within the sole, absolute, exclusive and non-reviewable discretion of the Company.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.

8. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements, whether written or oral, between the parties. No modification, extension or change in this Agreement shall be effective unless it is in writing and signed by both Finder and the Company.

9. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement may not be assigned except upon the prior written consent of the other party to this Agreement.

10. Any notice hereunder shall be in writing and delivery thereof shall be complete if delivered in person, by facsimile or mailed by overnight mail, or registered or certified mail, postage prepaid to the following addresses (unless changed by written notice):

Finder:	Aegis Capital Corp.
810 Seventh Avenue, 18th Floor
New York, NY 10019
Attention: Adam Stern, Head of Private Equity Banking
email address adam@sternaegis.com

Company:	Motus GI Holdings, Inc.
150 Union Square
New Hope, PA 18938
Attention: Mark Pomeranz, Chief Executive Officer
email address: Mark@motusgi.com

11. Finder agrees to, and to cause its affiliates, shareholders, officers, directors and representatives to, keep the matters described herein confidential until such time, if ever, as a definitive agreement with respect to any potential Transaction is executed and publicly announced, subject to applicable requirements of law and subject to legal process. Neither Finder nor any of its affiliates, shareholders, officers, directors or representatives will make any press release or public announcement concerning the existence of this Agreement or with respect to any potential Transaction contemplated hereby without the prior written approval of the Company. This Section shall survive termination of this Agreement for any reason.

12. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. Transmittal and receipt of a scanned or facsimile copy of this Agreement with the scanned or facsimile signature(s) shall be binding on the parties hereto, with the original executed Agreement to be delivered subsequently by regular mail. Alternatively, transmittal and receipt of a digital signature of an Adobe Acrobat PDF copy of this Agreement shall also be binding on the parties hereto. The failure to deliver the original signature copy and the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

MOTUS GI HOLDINGS, INC.

By:	/s/ Mark Pomeranz
Name:
Title:

AEGIS CAPITAL CORP.

By:	/s/ Adam Stern
Name:	Adam Stern
Title:	Private Equity Banking

[Signature Page to Finder’s Agreement]

Exhibit A

Target List

All (i) investors in the Offering (as defined in that certain Placement Agency Agreement, dated December 1, 2016 by and between Finder, Motus GI Medical Technologies Ltd. and the Company (the “PAA”) and their respective related parties and affiliates and (ii) persons listed on the Tail Investor List (as defined in the PAA) and their respective related parties and affiliates shall be deemed Targets for purposes hereof, provided, however that prior shareholders or warrant holders of the Company and their respective related parties and affiliates shall not be deemed Targets hereunder. In both cases, paragraphs (i) and (ii) will be exclusive of any party with whom the Company had a pre-existing relationship prior to the date of the specific introduction by Finder (including situations where the Company had previously been introduced to such party by someone other than the Finder or a party with whom the Company had already commenced discussions).